Exhibit 8.1

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

                                             January 25, 2007

Intelsat Corporation

3400 International Drive, N.W.

Washington, D.C. 20008-3006

Ladies and Gentlemen:

We have acted as special New York counsel to Intelsat Corporation (the “Company”) in connection with the filing of a registration statement under the Securities Act of 1933, as amended, (the “Act”) on Form S-4 with the Securities and Exchange Commission (the “Registration Statement”) of up to $575,000,000 in aggregate principal amount of 9% Senior Notes due 2016 of the Company and the related guarantees to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding 9% Senior Notes due 2016 and the related guarantees.

We hereby confirm that the discussion of United States Federal income tax matters contained in the Registration Statement under the heading “Taxation-United States,” to the extent it states matters of law or legal conclusions and subject to the qualifications and limitations set forth therein, is our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in such Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP